Exhibit 10.2

ADOLOR CORPORATION

INCENTIVE COMPENSATION PLAN

Purpose

This Incentive Compensation Plan (the “Plan”) is designed to provide Participants (as defined) with an incentive, in the form of a cash payment (an “Award”), to achieve specified corporate and/or individual objectives during a period of time selected by the Board of Directors (the “Board”) to which the Award relates (a “Performance Period”).

Eligibility

Persons employed by Adolor Corporation (the “Company”) during a Performance Period in active service for all or any part of the Performance Period are eligible to be “Participants” under the Plan for such Performance Period and may be considered for an Award, in each case subject to the “Exclusions, Limitations and Other Conditions” set forth below. An employee is not rendered ineligible to be a Participant by reason of being a member of the Board.

Objectives; Award Levels

Major corporate objectives (and the relative weighting of such objectives) (the “Corporate Objectives”) will be established and approved by the Board of Directors, upon the recommendation of the Compensation Committee of the Board (the “Committee”).  The Corporate Objectives may be based on, among other things: revenue or other Company financial objectives; research and development, clinical, regulatory or manufacturing objectives; operational efficiency measures; other measurable objectives tied to the Company’s success; or such other criteria as the Board shall determine in its discretion.  Individual and departmental objectives (“Individual Objectives”) for employees other than the President and Chief Executive Officer will be established and approved by one or more of the Executive Officers of the Company or their designees.

The Board or the Committee will establish the Award level that may be paid to each Executive Officer if certain performance criteria are achieved (a “Target Award Amount”).  Target Award Amounts for employees at the levels of Vice President and below will be established by the Executive Officers from time to time.

Evaluation of Performance Against Corporate Objectives

The Committee will evaluate corporate performance against the pre-established Corporate Objectives.  In making this evaluation, the Committee also may consider achievement of other milestones that had not been previously established as Corporate Objectives, or such other items that it considers relevant in its discretion.  Based on this analysis, the Committee will determine the percentage of achievement against the Corporate Objectives for consideration and approval by the Board.  A minimum of 60% achievement against the Corporate Objectives is necessary for any Award payout under the Plan.

Any Award under this Plan to the President and CEO will be based on the level of achievement of the Corporate Objectives approved by the Board.  The Award amount determined may be increased or decreased by the Board.

Awards, if any, under the Plan to Participants other than the President and CEO will be determined based upon a weighting of Corporate Objectives and Individual Objectives.

Evaluation of Performance Against Individual Objectives

The evaluation of individual performance against Individual Objectives for each Participant (other than the President and CEO) will be made by management of the Company.  In the case of the Executive Officers of the Company other than the President and CEO, achievement against their respective Individual Objectives shall be made by the President and CEO, subject to the ratification and approval of the Committee and/or the Board.

Determination of Awards

The Board, upon the recommendation of the Committee, shall review and approve the aggregate amount of Award dollars, if any, available for payment to the Participants under the Plan, as well as the individual Awards, if any, to be made under the Plan to the President and CEO and the other Executive Officers.

The President and CEO will review and approve the individual Awards to be made to all non-Executive Officer Participants under the Plan.

Notwithstanding the level of achievement against the Corporate Objectives determined by the Committee and approved by the Board, the Committee or the Board, in their sole respective discretion, may determine to increase or decrease the aggregate amount of Award dollars available for payment to the Participants under the Plan.

Exclusions, Limitations and Other Conditions

•                  Awards, if any, under the Plan will be distributed not more than 90 days following the end of the Performance Period.

•                  Employees must be actively employed by the Company on the day the Award is distributed to be eligible to receive such Award.

•                  If an employee is eligible to receive an Award but is on an approved leave of absence when such Award is distributed, the employee will receive such Award upon return to active status.

•                  New hires must have been employed for at least 60 days during the Performance Period to be deemed to be a Participant under the Plan, and any Award to such a Participant will be prorated for the year’s length of service.

•                 Employees must have attended all mandatory training and acknowledged compliance with all policies and required SOPs to receive as Award under the Plan.

•                  Managers must have completed all required performance reviews for all of their employees to receive incentive compensation payout.

•                  An employee will be ineligible to receive an Award if on a Performance Improvement Plan or under any formal disciplinary action at the time of the payout.  Eligibility will be prorated for any time during the year that an employee is on a Performance Improvement Plan or under any formal disciplinary action.

•                  No person shall have any claim to an Award under the Plan and there is no obligation for uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.

•                  Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of the Company.

•                  The Company shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

•                  The Board or the Committee shall have full discretionary power to administer and interpret the Plan and to establish rules for its administration (including the power to delegate authority to others to act for and on behalf of the Board or the Committee) subject to such resolutions, not inconsistent with the Plan, as may be adopted by the Board. In making any determinations under or referred to in the Plan, the Committee (and its delegates, if any) shall be entitled to rely on opinions, reports, analysis or statements of employees of the Company and its affiliates and of counsel, public accountants and other professional or expert persons.

•                  The Plan shall be governed by the laws of the State of Delaware and applicable Federal law.

The Board may modify or terminate the Plan at any time, effective at such date as the Board may determine.

Adopted by Board of Directors January 6, 2005

Amended and Restated February 22, 2007

Amended and Restated April 9, 2008

Amended and Restated January 6, 2009

Amended and Restated February 22, 2011